Exhibit 10.45

LICENSE AGREEMENT

This Agreement, made and entered into this 18th day of June, 1996, (the Effective Date) by and between BRANDEIS UNIVERSITY, a not-for-profit corporation duly organized and existing under the laws of the Commonwealth of Massachusetts and having its principal office at 415 South Street, Waltham, Massachusetts 02254 U.S.A. (hereinafter referred to as “BRANDEIS”), and GFA Brands, Inc., its AFFILIATE companies, and its successors or assigns, collectively referred to as GFA BRANDS, a corporation duly organized and existing under the laws of the State of Ohio and having its principal office at 211 Knickerbocker Road, Cresskill, NJ 07626 (hereinafter referred to as “LICENSEE”).

WITNESSETH

WHEREAS, BRANDEIS is the owner of certain Technology relating to the use of a balanced proportion of saturated and polyunsaturated fatty acids from one or more vegetable oil sources for incorporation into any and all food products to increase HDL and the HDL/LDL cholesterol ratio, and accompanying know-how (hereinafter THE TECHNOLOGY), and has the right to grant licenses thereunder;

WHEREAS, BRANDEIS desires to have THE TECHNOLOGY utilized in the public interest and is willing to grant a sole and exclusive license thereunder;

WHEREAS, LICENSEE acknowledges the valuable benefits which may accrue to LICENSEE by virtue of the grant to LICENSEE of commercialization rights hereunder, and agrees that the royalty rates and other agreed to consideration reflect such benefits, and BRANDEIS recognizes that patent protection will enhance commercialization and hence has filed a patent application in the United States on THE TECHNOLOGY (see attached); and

WHEREAS, LICENSEE desires to obtain a license hereunder upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto agree as follows:

ARTICLE I - DEFINITIONS

For the purposes of this Agreement, the following words and phrases shall have the following meanings:

1.1	“LICENSEE” shall mean GFA BRANDS and any AFFILIATE or SUBSIDIARY thereof.

1.2	“SUBSIDIARY” shall mean any corporation, division, company or other entity more than fifty percent (50%) of whose voting stock is owned or controlled directly or indirectly by LICENSEE.

1.3

“THE TECHNOLOGY” shall mean certain know-how, technical data, and information, relating to the product and its use, said product being one or more vegetable oils providing a balance of saturated and polyunsaturated fatty acids for incorporation into any and all food products to increase HDL and the HDL/LDL cholesterol ratio in human serum, and accompanying know-how, and the U.S. patent application describing and claiming same, as more fully described and/or listed in Appendix A hereto and made a part hereof, whether or not it is of a confidential nature or patentable.

1.4	“PATENT RIGHTS” shall mean the United States Patent Application entitled “Increasing the HDL Level and the HDL/LDL Ratio in Human Serum With Fat Blends,” a copy of which application is appended hereto along with a copy of the corresponding patent assignment and power of attorney documents as part of Appendix A and made a part hereof (hereinafter referred to as the “PATENT RIGHTS PATENT(S)”) describing and claiming THE TECHNOLOGY, and any corresponding foreign and subsequent U.S. or foreign patent applications (hereafter referred to as the ‘PATENT RIGHT PATENT APPLICATION(S)”) describing and claiming THE TECHNOLOGY, and any continuations, continuations-in-part, divisions, reissues or extensions of any of the foregoing.

1.5	“LICENSED PRODUCT(S)” shall mean any natural vegetable oil, genetically selected or engineered vegetable oil, blend of such oils, or any oil-based food without limitation, for any and all food uses, sold in any and all marketplaces, and providing a balance of saturated and polyunsaturated fatty acids to increase HDL and the HDL/LDL cholesterol ratio in human serum, for the specific purpose of claims of HDL/LDL balance which:

(a)	is covered in whole or in part by (i) a claim contained in PATENT RIGHTS PATENT APPLICATION in the country in which the LICENSED PRODUCT(S) is made, used or sold or (ii) a valid and unexpired claim contained in a PATENT RIGHTS PATENT in the country in which the LICENSED PRODUCT(S) is made, used or sold, or

(b)	incorporates or is manufactured using any of THE TECHNOLOGY.

1.6	“SUBLICENSEE” shall mean any corporation or other commercial entity which is not a SUBSIDIARY or AFFILIATE of LICENSEE.

1.7	“AFFILIATE” shall mean all companies controlled by, or in common control with, LICENSEE.

ARTICLE II - GRANT

2.1	BRANDEIS hereby grants to LICENSEE a worldwide, sole and exclusive right and license to make, have made, use, lease and sell the LICENSED PRODUCT(S). Unless said Agreement is sooner terminated as hereinafter provided, the term of said right and license shall be as follows:

(a)	In any country(s) where PATENT RIGHTS are granted, to the full end of the term of such PATENT RIGHT(S) in said country(s);

(b)	In any country(s) where PATENT RIGHT(S) are either not applied for, or if applied for, not granted, for a period of seventeen (17) years from the Effective Date of this Agreement.

2.2	LICENSEE shall have the right to sublicense any of the rights, privileges and license granted hereunder, only with the prior written approval of BRANDEIS, which permission shall not be unreasonably withheld.

2.3	LICENSEE agrees that any sublicense agreements signed by it shall contain a clause stating that the obligations of this Agreement including royalty payment obligations shall be binding upon the SUBLICENSEE as if it were in the place of LICENSEE.

2.4	LICENSEE agrees to forward to BRANDEIS a copy of any and all fully executed sublicense agreements, and further agrees to forward to BRANDEIS annually a copy of such reports received by LICENSEE from its SUBLICENSEES during the preceding twelve (12) month period under the sublicenses as shall be pertinent to a royalty accounting under said sublicense agreements.

2.5	LICENSEE shall not receive from SUBLICENSEES anything of value in lieu of monetary payments based upon payment obligations of any sublicense of THE TECHNOLOGY, PATENT RIGHTS, or LICENSED PRODUCT(S) (see Paragraphs 1.3, 1.4 and 1.5) under this Agreement without the prior written approval of BRANDEIS.

ARTICLE III - DUE DILIGENCE

3.1	LICENSEE shall use reasonable efforts to bring the LICENSED PRODUCT(S) to market through a thorough, vigorous, and diligent program for exploitation of the rights licensed under this Agreement. These reasonable efforts will include LICENSEE’S agreement to minimum expenditures for the purpose of bringing the LICENSED PRODUCT(S) to market. These expenditures shall include all of LICENSEE’S direct expenditures on commercializing LICENSED PRODUCT(S) (including but not limited to support of nutritional research, product formulation research costs, and direct costs in product marketing, promotion, and advertising). These expenditures shall total at least Thirty Thousand Five Hundred Dollars ($30,500.) during the 1996 calendar year (including $25,000. for nutritional studies and $5,500 for patent expenses), at least One Hundred Thousand Dollars ($100,000.) during the 1997 calendar year, and at least One Hundred Thousand Dollars ($100,000.) during the 1998 calendar year. Following the end of each calendar year, and no later than sixty days following a written request by BRANDEIS, LICENSEE shall provide an accounting of these expenditures for the preceding year to ensure satisfaction of this requirement. LICENSEE shall be deemed to have met its obligation under this paragraph if these minimum expenditures are made as scheduled, and are directed to the LICENSED PRODUCT(S), and are used for bringing the LICENSED PRODUCT(S) to market in a manner similar to LICENSEE’S efforts for its other products.

3.2	In addition, LICENSEE shall make a first bona fide commercial sale of a LICENSED PRODUCT within twelve (12) months following the Effective Date of this Agreement unless a delay is required due to a governmental regulatory agency, which delay shall be explained by LICENSEE in written detail to BRANDEIS.

3.3	LICENSEE’s failure to perform in accordance with Paragraphs 3.1 and 3.2 above shall be grounds for BRANDEIS to terminate this Agreement pursuant to Paragraphs 3.4, 7.1, and 7.2 hereof, which shall be BRANDEIS’s only remedies for failure by LICENSEE to perform under Paragraphs 3.1 and 3.2.

3.4	LICENSEE’s failure to meet the twelve (12) month deadline pursuant to Paragraph 3.2 is grounds for BRANDEIS to terminate this Agreement effective immediately upon serving LICENSEE, by certified mail at the address designated in Article XIV hereof, notice of termination of the Agreement.

3.5	BRANDEIS will provide technical assistance and support as reasonably requested, e.g., telephone conversations and on-campus meetings on an ongoing basis as long as this Agreement is in effect. Such assistance and support will be considered part of the royalty-funded responsibilities of BRANDEIS. Off campus meetings shall be compensated by reimbursement for out of pocket expenses plus a mutually agreed-upon per diem fee, except in cases where the patent or health claims are challenged by a governmental agency, in which case only out of pocket expenses shall be reimbursed.

3.6	BRANDEIS will actively pursue issuance of all pending patent applications and will furnish LICENSEE with copies of all related patent prosecution communications, including but not limited to correspondence from any government agencies and departments on a timely basis.

3.7	This Agreement which is limited to natural vegetable oils will automatically extend to include improvements and associated technological developments which offer an increase in HDL and the HDL/LDL cholesterol ratio in human serum.

3.8	BRANDEIS agrees to allow LICENSEE to use its name in association with citation of research results to inform the public in a similar manner as set forth in Appendix B on packaging, advertising and promotional materials to establish credibility for the claims for increasing HDL and the HDL/LDL cholesterol ratio in human serum. For all other proposed uses of the name of BRANDEIS and/or the inventor(s), LICENSEE must first secure written permission from BRANDEIS and/or the inventor(s), as appropriate, according to the following procedure, which permission shall not be unreasonably withheld: LICENSEE shall provide BRANDEIS and/or the inventor(s), as appropriate, with copies of all of the proposed material which uses the name of BRANDEIS or the inventor(s) at least fifteen (15) days prior to use to allow BRANDEIS and/or the inventor(s) to review same, and BRANDEIS and/or the inventor(s) shall provide LICENSEE with a written response within ten (10) business days of receipt of the material, and if LICENSEE receives no response within ten (10) business days, BRANDEIS and/or the inventor(s) shall be deemed to have approved the proposed use.

ARTICLE IV - ROYALTIES AND CONSIDERATION

4.1	For the rights, privileges and license granted hereunder, LICENSEE shall pay to BRANDEIS or in the case of patent expenses to the designated patent attorney (in the manner hereinafter provided to the end of the term of this Agreement):

Certain portions hereof denoted with “[***]” have been omitted pursuant to a request for confidential treatment. An unredacted copy hereof has been filed separately with the United States Securities and Exchange Commission pursuant to a request for confidential treatment.

(a)	Research expenses including University overhead in the amount of Twenty-Five Thousand Dollars ($25,000) which amount shall be due and payable on the Effective Date of this Agreement, for animal nutritional studies during calendar year 1996 in the laboratory of Dr. K.C. Hayes, utilizing the LICENSED PRODUCT(S) and related oil and fat blends in controlled diets. In conjunction with this research and in support of the LICENSED PRODUCT(S), Dr. Hayes will provide technical advice as needed and, should LICENSEE request additional animal and/or human studies, BRANDEIS will help design and conduct such studies. BRANDEIS and LICENSEE shall mutually agree on the appropriate costs for such additional studies, with LICENSEE being solely responsible for funding such studies.

(b)	Royalties, for such LICENSED PRODUCT(S) used or sold by LICENSEE during the period of this Agreement, in an amount equal to:

(i)	— **** per pound of oil and/or fat utilized in LICENSED PRODUCT(S) containing between ***% and ***% by weight oil and/or fat,

— **** per pound of’ oil and/or fat utilized in LICENSED PRODUCT(S) containing between ***% and ***% by weight oil and/or fat,

— **** per pound of oil and/or fat utilized in LICENSED PRODUCT(S) containing between ***% and ***% by weight oil and/or fat,

— **** per pound of oil and/or fat utilized in LICENSED PRODUCT(S) containing ***% or less by weight oil and/or fat.

(ii)	****% of any and all sublicense issue fees, royalties, and any other payments received by LICENSEE in conjunction with any sublicense issued under this Agreement

(c)	To the best of BRANDEIS’ knowledge, none of The Technology infringes the rights of any third party. In the event such infringements are alleged by third parties, BRANDEIS agrees to investigate the situation fully in collaboration with LICENSEE, and the parties agree to collaborate in taking appropriate action to deal with the problem that may be exposed. If it is determined by a court, arbitrator or other authority having jurisdiction over the issue of infringement that THE TECHNOLOGY causes the making, using, selling or offering for sale of LICENSED PRODUCT(S) to infringe the rights of a third party, or if BRANDEIS and LICENSEE agree that it is practical to dispose of a third party’s charge of infringement by making an agreement with the third party, then any payments made to the third party shall be deducted from royalties payable to BRANDEIS, but in no case retroactively, or deductible at a rate exceeding that payable to BRANDEIS.

4.2	All monies payable to BRANDEIS under Paragraph 4.1(b) shall be considered due and owed to BRANDEIS semi-annually payable no later than July 31 for January through June incomes received, and payable no later than January 31 for the preceding July through December incomes received.

4.3	All payments due under Paragraph 4.1(a) that are not paid for whatever reason when due, and all payments due under Paragraphs 4.1(b) and 4.2 that are not paid for whatever reason within 30 days of the end of a given calendar half year when due are delinquent on the next day (the 31st day after the end of that given calendar half year) and are then subject to the addition of interest at the annual rate of prime + 2%, calculated from the date of delinquency (31 days after the end of the given calendar half year) to the date a negotiable payment check is mailed for all monies due and owed to BRANDEIS.

4.4	No multiple royalties shall be payable because the LICENSED PRODUCT(S) are or shall be covered by more than one patent application or patent licensed under this Agreement.

4.5	Royalty payments shall be paid in United States dollars in Waltham, Massachusetts, or at such other place as BRANDEIS may reasonably designate within the United States. If any currency conversion shall be required in connection with the payment of royalties hereunder, such conversion shall be made by using the exchange rate prevailing at a first-class foreign exchange bank on the last business day of the calendar half year reporting period to which such royalty payments relate.

4.6	Prior to December 31, 1997, LICENSEE shall have the right to early termination of this Agreement without penalty, upon thirty (30) days written notice to BRANDEIS provided that it has satisfied all of its payment obligations owed under this Agreement, said obligations which shall have matured as of the termination date of this Agreement. If the Due Diligence expenditures of Paragraph 3.1 have not been met and demonstrated by a written accounting to BRANDEIS prior to such early termination, LICENSEE shall pay to BRANDEIS with said written termination notice, a termination fee of Twenty Five Thousand Dollars ($25,000) in addition to such other payment obligations owed under this Agreement, said obligations which shall have matured as of the termination date of this Agreement. However, such termination fee will not apply for the following occurrences which are beyond the control of LICENSEE:

(a)	the animal research studies do not support the patent claims (see Paragraph 7.3).

(b)	the U.S. patent application receives a final rejection.

(c)	infringement claims are asserted by a third party and are not resolved pursuant to Paragraph 4.1 (c).

(d)	any government agency forbids use by LICENSEE of the underlying health claims regarding increasing HDL and the HDL/LDL cholesterol ratio.

ARTICLE V - REPORTS AND RECORDS

5.1

LICENSEE shall keep full, true and accurate books of account containing all particulars that may be necessary for the purpose of showing the amount due and payable to BRANDEIS as aforesaid, and the amounts spent pursuant to Paragraph 3.1 of this Agreement. Said books and the supporting data shall be kept at LICENSEE’s principal place of business or the principal place of business of the appropriate SUBSIDIARY of LICENSEE to which this Agreement directly relates. Said books and the supporting data shall be open at all reasonable times, for three (3) years following the end of the calendar year to which they pertain, to the inspection of the BRANDEIS Internal Audit Division and/or an independent certified public accountant retained by BRANDEIS and/or a certified public accountant employed by BRANDEIS, for the purpose of verifying at BRANDEIS’ expense LICENSEE’s royalty statement or compliance in other respects with this Agreement. Auditing of LICENSEE books and supporting data by a representative of BRANDEIS can occur during normal business hours upon thirty (30) days written request.

5.2	LICENSEE, within thirty (30) days after June 30 and December 31, of each year, shall deliver to BRANDEIS true and accurate reports, giving such particulars of the business conducted by LICENSEE during the preceding six-month period under this Agreement as shall be pertinent to a royalty accounting hereunder. These reports shall include at least the following:

(a)	List of LICENSED PRODUCTS sold, with their weight percentage of oil and/or fat.

(b)	Quantity (weight) of LICENSED PRODUCT(S) sold.

(c)	Total fees and royalties due from all sales, uses and sublicenses.

(d)	Names and addresses of all SUBLICENSEES of LICENSEE.

ARTICLE VI - PATENT PROSECUTION AND FEES

6.1	BRANDEIS has filed a United States Patent Application as set forth in Appendix A. Brandeis may apply for any subsequent U.S. and foreign patent applications it deems necessary or desirable, after consultation with LICENSEE.

6.2	BRANDEIS shall be responsible, other than as provided in Paragraph 6.4, for providing and maintaining all patent protection which the parties agree are necessary for supporting the marketing effort based upon the TECHNOLOGY and health claims. LICENSEE shall contribute Five Thousand Five Hundred Dollars ($5,500.) toward this expense upon execution of this Agreement. In advance of this execution, BRANDEIS has filed the appropriately updated U.S. patent application (a CIP filing), a Canadian patent application and a PCT foreign application. Prior to the abandonment of any patent application or lapse of any patent rights, BRANDEIS shall tender to LICENSEE an assignment of the application or patent so as to permit LICENSEE to prosecute and maintain it at LICENSEE’s own expense for its own benefit.

6.3	If: (1) a PATENT RIGHTS PATENT describing and claiming THE TECHNOLOGY should fail to be granted in the U.S. by December 31, 1998, or (2) the PATENT RIGHTS PATENT APPLICATION attached as Appendix A is abandoned or otherwise terminated, or (3) a patent issuing from the PATENT RIGHTS PATENT APPLICATION attached as Appendix A is allowed to lapse or is found by a court or agency of qualified jurisdiction to be invalid or unenforceable, the aforesaid royalty rates specified in Paragraph 4.1(b)(i) shall be reduced by fifty percent (50%).

6.4	LICENSEE shall have a fifteen (15) month option period from the date of this Agreement to authorize BRANDEIS to file and prosecute patent applications through patent allowance and issuance (or alternatively to final rejection) in individual foreign countries outside of the U.S. and Canada (herein termed DESIGNATED FOREIGN COUNTRIES) at LICENSEE’S sole expense. For any DESIGNATED FOREIGN COUNTRY, the aforesaid royalty rates for payments to BRANDEIS pursuant to Paragraph 4.1(b)(i) shall be reduced by fifty percent (50%) until all of the expenses for the foreign patent in such a DESIGNATED FOREIGN COUNTRY are reimbursed. Notwithstanding the above, at any time following the Effective Date of this Agreement, upon thirty (30) days written notice to BRANDEIS, LICENSEE shall have the right to cease incurring new expenses for patent prosecution and/or patent maintenance in any DESIGNATED FOREIGN COUNTRY. If and when such a cessation should occur, BRANDEIS shall have the option, in its sole discretion and at its sole expense, to continue such patent prosecution and/or maintenance.

ARTICLE VII - TERMINATION

7.1	Should LICENSEE fail in its remittance to BRANDEIS, of monies due in accordance with the terms of this Agreement, BRANDEIS shall have the right to serve upon LICENSEE, by certified mail at the address designated in Article XIV hereof, notice of termination of this Agreement effective sixty (60) days after mailing of such notice unless LICENSEE shall pay to BRANDEIS, within the sixty (60) day period, all such monies (including fees and royalties) due and payable, with the exception of those royalties affected (herein termed AFFECTED ROYALTIES) by LICENSEE’s infringement payments pursuant to Paragraph 4.1(c) and/or LICENSEE’s foreign patent payments pursuant to Paragraph 6.4. Any default in payment of AFFECTED ROYALTIES shall be remedied pursuant to Paragraph 7.2. Upon the expiration of the sixty (60) day period, if LICENSEE shall not have paid all such monies due and payable, the rights, privileges and license granted hereunder shall thereupon immediately terminate in full. This Paragraph 7.1 shall always take precedence over any breach or default referred to in Paragraph 7.2.

7.2	Upon any breach or default of this Agreement by LICENSEE, other than those occurrences set out in Paragraphs 7.1 and 3.4 hereinabove, BRANDEIS shall have the right to serve upon LICENSEE, by certified mail at the address designated in Article XIV hereof, notice of termination of this Agreement effective upon expiration of a sixty-three (63) day period. Upon the expiration of the sixty-three day period, if LICENSEE shall not have cured such breach(es), the rights, privileges and license granted hereunder shall thereupon immediately terminate in full. Any dispute under this Paragraph shall be submitted to an arbitration mechanism acceptable to, and binding upon both parties.

7.3	LICENSEE shall have the right to terminate this Agreement at any time during calendar years 1996 and 1997 pursuant to Paragraph 4.6, and after January 1, 1998 upon ninety (90) days prior notice. Such notice shall be by certified mail to BRANDEIS. Thereafter, no further payments shall be due except those pursuant to Paragraphs 7.4 and 7.5.

7.4	Upon termination of this Agreement for any reason, LICENSEE and/or SUBLICENSEE thereof may sell all LICENSED PRODUCTS, and complete LICENSED PRODUCTS in the process of manufacture at the time of such termination and sell the same, provided that LICENSEE shall pay to BRANDEIS the royalties due thereon as required by Article IV of this Agreement and shall submit the reports required by Article V hereof on such sales.

7.5	Upon termination of this Agreement for any reason, nothing herein shall be construed to release either party from any obligation that matured prior to the effective date of such termination.

7.6	Upon termination of this Agreement for any reason, all sublicense agreements entered into by LICENSEE shall remain in full force and effect with BRANDEIS being substituted in the sublicense agreement in place of LICENSEE.

ARTICLE VIII - LEGAL RECOURSE

8.1	Claims, disputes or controversies arising under, out of, or in connection with this Agreement or issues concerning the validity, construction or effect of any patent licensed hereunder shall be resolved in any court having jurisdiction thereof.

8.2	Notwithstanding the foregoing, nothing in this Article shall be construed to waive any rights or time performance of any obligations existing under this Agreement.

ARTICLE IX - INFRINGEMENT

9.1	LICENSEE and BRANDEIS shall promptly inform each other in writing of any alleged infringement of which it shall have notice committed by a third party regarding any patents within the PATENT RIGHTS and shall provide such other with any available evidence of such infringement.

9.2	During the term of this Agreement, LICENSEE shall have the rights, but shall not be obligated, to prosecute at its own expense any infringements of the PATENT RIGHTS and, in furtherance of such right, LICENSEE hereby agrees that BRANDEIS may join LICENSEE as a party plaintiff in any infringement suit, without expense to LICENSEE. The total cost of any infringement action commenced or defended solely by LICENSEE shall be borne by LICENSEE and LICENSEE shall keep any recovery or damages for past infringement derived therefrom in keeping with Paragraph 9.4.

If BRANDEIS and LICENSEE mutually agree to join together in the prosecution of any such infringement, the expenses for such prosecution shall be equally divided between

BRANDEIS and LICENSEE. Any recovery or damages for past infringement derived therefrom shall be applied first in satisfaction of any unreimbursed expenses and reasonable legal fees of both parties, and the balance remaining from such recovery shall be divided equally between LICENSEE and BRANDEIS.

9.3	If within ninety (90) days after having been notified of any alleged infringement, LICENSEE shall have been unsuccessful in persuading the alleged infringer to desist and shall not have brought and shall not be prosecuting an infringement action, or if LICENSEE shall notify BRANDEIS at any time prior thereto of its intention not to bring suit against any alleged infringer, then, BRANDEIS shall have the right, but shall not be obligated, to prosecute at its own expense any infringement of the PATENT RIGHTS, and LICENSEE may, for such purposes, join BRANDEIS as a party plaintiff, without expense to BRANDEIS. No settlement, consent judgment or other voluntary final disposition of an infringement suit may be entered into without the consent of both BRANDEIS and LICENSEE where both are parties joined in the suit, which consent shall not unreasonably be withheld.

9.4	In the event that LICENSEE shall undertake the enforcement and/or defense of the PATENT RIGHTS by litigation LICENSEE may withhold up to fifty percent (50%) of the royalties otherwise thereafter due BRANDEIS hereunder and apply the same toward reimbursement of its expenses, including reasonable attorneys’ fees, court reporters, transcripts, expert witnesses, and exhibits in connection therewith. Any recovery of damages by LICENSEE for any such suit shall be applied first in satisfaction of any unreimbursed expenses and legal fees of LICENSEE relating to the suit, and next toward reimbursement of BRANDEIS for any royalties past due or withheld and applied pursuant to this Article IX. The balance remaining from any such recovery shall be divided equally between LICENSEE and to BRANDEIS.

9.5	In the event that a declaratory judgment action alleging invalidity or infringement of any of the PATENT RIGHTS shall be brought against LICENSEE, BRANDEIS, at its option, shall have the right, within thirty (30) days after commencement of such action has been noticed to BRANDEIS, to intervene and take over the sole defense of the action at its own expense. Any recovery of damages by BRANDEIS shall be applied first in satisfaction of any unreimbursed expenses of both BRANDEIS and LICENSEE. If BRANDEIS elects not to intervene, LICENSEE may assume the defense and may escrow annually fifty (50%) percent of royalties otherwise due BRANDEIS and apportion any damages in the same proportions and to the same extent as set forth in Paragraph 9.4 hereof. Any obligation of BRANDEIS to reimburse LICENSEE shall cease upon termination of this Agreement.

9.6

In any infringement suit as either party may institute to enforce the PATENT RIGHTS or in any defense of the PATENT RIGHTS pursuant to this Agreement, the other party hereto shall, at the request and expense of the party initiating such suit, cooperate in all respects, including being named as a party to the suit in order to facilitate compliance with legal requirements for joinder of parties and, to the extent possible, have its employees testify when requested and make available relevant records, papers, information, samples, specimens, and the like.

9.7	LICENSEE, during the period of this Agreement, shall have the right with the concurrent approval of BRANDEIS in accordance with the terms and conditions of this Agreement to sublicense any alleged infringer under the PATENT RIGHTS relating to past and future infringements.

ARTICLE X - PRODUCT LIABILITY

Except for matters arising from BRANDEIS’s own acts or omissions, LICENSEE shall at all times during the term of this Agreement and thereafter, indemnify, defend and hold BRANDEIS, its trustees, officers, employees and AFFILIATES, harmless against all claims and expenses, including legal expenses and reasonable attorneys’ fees, arising out of the death of or injury to any person or persons or out of any damage to property and against any other claim, proceeding, demand, expense and liability of any kind whatsoever resulting from the production, manufacture, sales, use, lease, consumption or advertisement of the LICENSED PRODUCT(S) by LICENSEE or SUBLICENSEE if any.

ARTICLE XI - ASSIGNMENT

LICENSEE may not assign or otherwise transfer this Agreement and the license granted hereby and the rights acquired hereunder without the prior written approval of BRANDEIS, which approval shall not be unreasonably withheld, unless such assignment or transfer shall be accompanied by a sale or other transfer of LICENSEE’s business, or by a sale or other transfer of all of the assets of LICENSEE’S business unit relating to the LICENSED PRODUCT(S), including product formulations, brand names, receivables and inventory. For any other assignment or transfer, LICENSEE shall give BRANDEIS thirty (30) days prior notice of such assignment and transfer, and if BRANDEIS raises no objection to such assignment or transfer in writing within said thirty (30) days, then BRANDEIS shall be deemed to have approved such assignment or transfer; however, BRANDEIS shall not be deemed to have approved such assignment and transfer unless such assignee or transferee shall have first agreed in a written statement to LICENSEE and BRANDEIS to be bound by the terms and conditions of this Agreement. Upon such agreement in writing by such assignee or transferee, and such assignment or transfer, the term LICENSEE as used herein shall include such assignee or transferee. If LICENSEE assigns or otherwise transfers this Agreement, and the transferee shall not have agreed in writing to be bound by the terms and conditions of this Agreement, then this Agreement shall be terminable at will at the option of BRANDEIS.

BRANDEIS’s right to assign or otherwise transfer this Agreement is subject to the same terms and conditions as those imposed on LICENSEE

ARTICLE XII - OWNERSHIP OF INTELLECTUAL PROPERTY

12.1	BRANDEIS shall retain right, title and ownership interest in all of the intellectual property described in this Agreement subject only to the license granted herein to LICENSEE.

12.2	Trade-secret formulations developed or utilized by LICENSEE shall remain the property of LICENSEE, as well as all trademarks and marketing plans used to sell and distribute products utilizing the TECHNOLOGY.

12.3	Any patented inventions improving upon the PATENT RIGHTS’s increase of HDL and the HDL/LDL cholesterol ratio in human serum which are developed by LICENSEE, its agents or its SUBLICENSEES shall be the property of BRANDEIS provided, however, that LICENSEE may utilize and sublicense them without changing the terms of this AGREEMENT.

ARTICLE XIII - EXPORT CONTROLS

It is understood that BRANDEIS is subject to United States laws and regulation controlling the export of technical data, computer software, laboratory prototypes and other commodities (including the Arms Export Control Act, as amended, and the Export Administration Act of 1979), and that its obligations hereunder are contingent on compliance with applicable United States export laws and regulations. The transfer of certain technical data and commodities may require a license from the cognizant agency of the United States Government and/or written assurances by LICENSEE that LICENSEE shall not export data or commodities to certain foreign countries without prior approval of such agency. BRANDEIS neither represents that a license shall not be required nor that, if required, it shall be issued.

ARTICLE XIV - PAYMENTS, NOTICES AND OTHER COMMUNICATIONS

Notices or other communications pursuant to compliance with this Agreement shall be deemed sufficiently made or given on the date of mailing if sent to such party by certified first class mail, postage prepaid, addressed to it at its address below (or at an address as either party shall designate by written notice given to the other party);

In the case of BRANDEIS:	Director, Grant, Contract and Patent Administration
Brandeis University
Waltham, MA 02254-9110

In the case of LICENSEE:	GFA Brands, Inc.
211 Knickerbocker Road
Cresskill, NJ 07626

ARTICLE XV - MISCELLANEOUS PROVISIONS

15.1	This Agreement shall be construed, governed, interpreted and applied in accordance with the laws of the Commonwealth of Massachusetts, U.S.A., except that questions affecting the construction and effect of any patent shall be determined by the law of the country in which the patent was granted.

15.2	The parties hereto acknowledge that this Agreement sets forth the entire Agreement and understanding of the parties hereto as to the subject matter hereof, and shall not be subject to any change or modification except by the execution of a written instrument subscribed to by the parties hereto.

15.3	The provisions of this Agreement are severable, and in the event that any provision of this Agreement shall be determined to be invalid or unenforceable under any controlling body of law, such invalidity or unenforceability shall not in any way affect the validity or enforceability or the remaining provisions hereof.

15.4	LICENSEE, agrees to mark the LICENSED PRODUCTS sold in the United States with all applicable United States patent numbers as appropriate. All LICENSED PRODUCTS shipped to or sold in other countries shall be marked in such manner as to conform with the patent laws and practice of the country of manufacture or sale.

15.5	The failure of either party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other party.

IN WITNESS WHEREOF, the parties hereto have hereunto set their hands and seals and duly executed this License Agreement the day and year first set forth below.

BRANDEIS UNIVERSITY		GFA BRANDS, INC.

By:	/s/ Joel M. Cohen	By:	/s/ Robert M. Harris
Title:	Assistant Provost for Research	Title:	CEO
Date:	6/19/96	Date:	June 18, 1996

APPENDIX    B        Page 1 of 5

APPENDIX    B        Page 2 of 5

APPENDIX    B        Page 3 of 5

NEW FROM BRANDEIS UNIV. RESEARCH

SMART BEAT®

SMART OILTM

PATENT PENDING

SALAD & COOKING OIL BLEND

NUTRITION SUPPLEMENT

NEW PLAN TO IMPROVE

HDL / LDL CHOLESTEROL*

SEE BACK PANEL FOR NUTRITION INFORMATION

NET WT. 16 FL OZS

BACK PANEL

•	PLAN TO IMPROVE

HDL / LDL CHOLESTEROL

*	Exercize Regularly

*	Don’t Smoke

*	Reduce Fat to Less
Than 30% of Calories

*	See Doctor Regularly

*	Use Smart Oil* To
Replace Other Fats
Based on
Brandeis University Research

(Eventual Name of Oil and other Foods)

APPENDIX    B        Page 4 of 5

Sample Live Radio Spot—“NEW FROM BRANDEIS UNIVERSITY RESEARCH”

This is _________ to announce a totally new idea in healthy foods from Brandeis University Research. It’s called Smart Oil (Code Name) and its in the bottled oil section, the margarine department and the cheese case of your supermarket. This remarkable new oil is actually a perfect balance of polyunsaturates, monounsaturates and saturates to improve the critical ratio of HDL and LDL cholesterol in your cardio vascular system. Chances are you know that HDL is referred to as good cholesterol and a diet with Smart Oil, used as a food supplement on your salads, on your vegetables, in your cooking and as a spread for sandwiches and toast, may actually increase your HDL good cholesterol and improve the HDL/LDL cholesterol ratio, that important blood lipid ratio. Nutritionists and health professionals talk about the desirability of keeping TOTAL cholesterol below the “magic 200 level”. It is still important to keep total cholesterol low but the ratio of HDL to LDL cholesterol is most important to reduce the risk of heart disease and stroke. Obviously, there are other critical factors such as smoking, controlling blood pressure and proper exercise. But now Brandeis University research, gives you a new tool in the battle against heart disease and stroke. I urge you to see your doctor and ask him to fill you in about new Smart Oil–the food supplement to increase HDL Cholesterol and improve the HDL/LDL ratio. Of course no food is worth much unless it tastes good. Smart Oil has a light delicate flavor your whole family will enjoy on salads and in cooking.

APPENDIX    B        Page 5 of 5

New From Brandeis University Research

SMART OILTM FOR SALADS AND COOKING AND SMART SPREADTM INSTEAD OF BUTTER AND MARGARINE, TO HELP INCREASE YOUR HDL (GOOD CHOLESTROL) AND IMPROVE YOUR HDL/LDL RATIO. THAT’S IMPORTANT

BRANDEIS CREATED SMART OILTM — A PERFECT BALANCE OF POLYUNSATURATES, MONOUNSATURATES AND SATURATES TO REPLACE OTHER FATS IN YOUR DIET, WITH THE GOAL OF BOOSTING HDL—THE GOOD KIND OF CHOLESTEROL WHICH REMOVES THE LDL BAD CHOLESTEROL FROM YOUR BODY. IT’S NOT JUST TOTAL CHOLESTEROL, IT’S THE HDL/LDL RATIO THAT’S CRITICALLY IMPORTANT !

Scientists at Brandeis University have found a way to increase HDL cholesterol with the right balance of fats in your diet. It is a fact that polyunsaturates can help lower your total cholesterol but you want to raise, not lower, HDL (good cholesterol). By combining polyusaturates (and monounsaturates) together with the right kind of saturates, Brandeis scientists found that this Smart Oil TM improve the HDL/LDL cholesterol ratio.

MAKE SMART BEAT’S SMART OILTM & SMART SPREADTM

AN IMPORTANT PART OF YOUR HEALTHY DIET

Certain portions hereof denoted with “[***]” have been omitted pursuant to a request for confidential treatment. An unredacted copy hereof has been filed separately with the United States Securities and Exchange Commission pursuant to a request for confidential treatment.

ADDENDUM TO LICENSE AGREEMENT

This ADDENDUM NUMBER 1 (hereinafter abbreviated “Addendum”) to the LICENSE AGREEMENT dated June 18, 1996 by and between BRANDEIS UNIVERSITY organized and existing under the laws of the Commonwealth of Massachusetts and located in Waltham, MA, and GFA BRANDS, INC. organized and existing under the laws of Ohio and located in Cresskill, NJ.

The purpose of this Addendum is to extend the scope of the License Agreement to include the manufacture, use, lease and sale of bulk oils and blended shortening compositions containing palm oil and/or any fractionated product of palm oil or palm kernel oil, combined with corn oil (the “Licensed Product(s)”). A more detailed description of the new technology being added to the License Agreement by means of this Addendum is provided in the accompanying patent application entitled “Blends of Palm Fat and Corn Oil Provide Oxidation-Resistant Shortenings for Baking and Frying” attached as Appendix A.

All of the terms of the License Agreement shall apply to this addendum and to the manufacture, use, lease, and sale of the shortenings herein described with the following exceptions:

1. The definitions in Paragraphs 1.3, 1.4, and 1.5 are amended to include the shortening described herein and the patent application attached as Appendix A.

2. The royalty schedule under, and only under Paragraph 4.1(b)(i) of the License Agreement is reduced by ***% for the Licensed Product(s) described herein, but only in the commercial field, and only for such Licensed Product(s) sold directly by GFA BRANDS, INC. This provision does not apply to products sold by sublicensees pursuant to Paragraph 4.1(b)(ii). By the term “commercial field” is meant any food service use, e.g., frying shortening for restaurants, or any industrial manufacturing use, e.g., shortening for commercial bakers. The royalty schedule for retail sale for consumer use is not changed.

Notwithstanding the above, if the average net sales price per pound of the Licensed Product(s) increases or decreases from one year to the next during the lifetime of the License Agreement, then the modified royalty schedule herein, will be adjusted proportionately upward or downward for that year, to maintain an approximately constant percentage return on net sales of Licensed Product(s). Average net sales price for the Licensed Product(s) sold in a given calendar year under this Addendum, shall be calculated at calendar year end, by dividing the total net sales for these Licensed Product(s), by the total number of pounds of Licensed Product(s) sold that year. For the purposes of this Addendum, net sales are defined as gross sales less cash, trade, and promotional allowances, and freight where it applies. These deductions do not include other sales and marketing expenses.

3. Patent filing, prosecution, and maintenance expenses under Paragraph 6.2 of the License Agreement for the patent application (attached as Appendix A) shall be the responsibility of GFA BRANDS, INC. rather than BRANDEIS UNIVERSITY.

for BRANDEIS UNIVERSITY		for GFA BRANDS, INC.

Name:	/s/ Joel M. Cohen	Name:	/s/ Robert M. Harris
JOEL M. COHEN
Title:	Assistant Provost for Research	Title:	CEO
Date:	12/4/96	Date:	12/11/96

Certain portions hereof denoted with “[***]” have been omitted pursuant to a request for confidential treatment. An unredacted copy hereof has been filed separately with the United States Securities and Exchange Commission pursuant to a request for confidential treatment.

ADDENDUM TO LICENSE AGREEMENT

This ADDENDUM NUMBER 1 (hereinafter abbreviated “Addendum”) to the LICENSE AGREEMENT dated June 18, 1996 by and between BRANDEIS UNIVERSITY organized and existing under the laws of the Commonwealth of Massachusetts and located in Waltham, MA, and GFA BRANDS, INC. organized and existing under the laws of Ohio and located in Cresskill, NJ.

The purpose of this Addendum is to extend the scope of the License Agreement to include the manufacture, use, lease and sale of bulk oils and blended shortening compositions containing palm oil and/or any fractionated product of palm oil or palm kernel oil, combined with corn oil (the “Licensed Product(s)”). A more detailed description of the new technology being added to the License Agreement by means of this Addendum is provided in the accompanying patent application entitled “Blends of Palm Fat and Corn Oil Provide Oxidation-Resistant Shortenings for Baking and Frying” attached as Appendix A.

All of the terms of the License Agreement shall apply to this addendum and to the manufacture, use, lease, and sale of the shortenings herein described with the following exceptions:

1. The definitions in Paragraphs 1.3, 1.4, and 1.5 are amended to include the shortening described herein and the patent application attached as Appendix A.

2. The royalty schedule under, and only under Paragraph 4.1(b)(i) of the License Agreement is reduced by ***% for the Licensed Product(s) described herein, but only in the commercial field, and only for such Licensed Product(s) sold directly by GFA BRANDS, INC. This provision does not apply to products sold by sublicensees pursuant to Paragraph 4.1(b)(ii). By the term “commercial field” is meant any food service use, e.g., frying shortening for restaurants, or any industrial manufacturing use, e.g., shortening for commercial bakers. The royalty schedule for retail sale for consumer use is not changed.

Notwithstanding the above, if the average net sales price per pound of the Licensed Product(s) increases or decreases from one year to the next during the lifetime of the License Agreement, then the modified royalty schedule herein, will be adjusted proportionately upward or downward for that year, to maintain an approximately constant percentage return on net sales of Licensed Product(s). Average net sales price for the Licensed Product(s) sold in a given calendar year under this Addendum, shall be calculated at calendar year end, by dividing the total net sales for these Licensed Product(s), by the total number of pounds of Licensed Product(s) sold that year. For the purposes of this Addendum, net sales are defined as gross sales less cash, trade, and promotional allowances, and freight where it applies. These deductions do not include other sales and marketing expenses.

3. Patent filing, prosecution, and maintenance expenses under Paragraph 6.2 of the License Agreement for the patent application (attached as Appendix A) shall be the responsibility of GFA BRANDS, INC. rather than BRANDEIS UNIVERSITY.

for BRANDEIS UNIVERSITY		for GFA BRANDS, INC.

Name:	/s/ Joel M. Cohen	Name:	/s/ Robert M. Harris
JOEL M. COHEN
Title:	Assistant Provost for Research	Date:	12/11/96
Date:	12/4/96	Title:	CEO

Second Addendum To License Agreement

1. This is a Second Addendum to the License Agreement dated June 18, 1996 between Brandeis University (“Brandeis”) and GFA Brands, Inc. (“GFA”) (the “License Agreement”), that was previously amended in an Addendum signed by Brandeis on December 4, 1996 and by GFA on December 11, 1996 (the “First Addendum”).

2. The purpose of this Second Addendum to clarify and modify the handling of certain legal and related expenses, and to adjust Brandeis’ share of royalties under a particular sublicense contemplated by GFA.

3. This Second Addendum is effective nunc pro tunc as of January 1, 2006 (the “Effective Date”). The terms of this Second Amendment shall apply to expenses incurred from and after the Effective Date. Any disputes regarding the calculation or allocation of expenses incurred prior to the Effective Date are hereby waived and released by both parties.

4. Paragraph 6.2 of the License Agreement and paragraph 3 of the First Addendum are hereby modified to make clear that GFA will pay all U.S. and Canadian patent application and maintenance expenses.

5. Paragraph 6.4 of the License Agreement shall be modified to make clear that patent application and maintenance expenses in countries other than in the U.S. and Canada will be evenly shared between Brandeis and GFA. All such expenses will be paid in the first instance by GFA; GFA will then charge Brandeis’ share against royalties.

6. Paragraphs 9.2, 9.3 and 9.4 of the License Agreement shall be modified to make clear that expenses associated with a prosecution of a patent infringement or litigation shall hereafter be deemed “Enforcement Expenses.” As used herein “Enforcement Expenses” shall include all expenses incurred by GFA in dealing with use, or potential use, of the patented

Certain portions hereof denoted with “[***]” have been omitted pursuant to a request for confidential treatment. An unredacted copy hereof has been filed separately with the United States Securities and Exchange Commission pursuant to a request for confidential treatment.

technology by third parties or in dealing with assertions against the validity, enforceability, or scope of the patents. By way of example (and not limitation) Enforcement Expenses shall include: (a) expenses incurred after the filing of a suit involving the patents; (b) the work leading up to bringing a lawsuit involving the patents; (c) expenses involved in re-examinations started by third parties; (d) expenses involved in negotiations that are entered into in an attempt to reach a sublicense agreement or other settlement arrangement whether or not a lawsuit is involved. GFA will direct counsel handling such matters.

7. Paragraphs 9.2 and 9.4 of the License Agreement shall be modified to make clear that GFA will pay all Enforcement Expenses in the first instance and that GFA will then have the right to charge up to ***% of those payments against Brandeis’ royalties.

8. Paragraphs 9.2 and 9.4 of the Agreement shall be modified to provide that, in the event of any recovery in a lawsuit or as a result of the expenditure of Enforcement Expenses, such recovery shall first be applied to reimburse each party for Enforcement Expenses to the extent paid by the parties. If after such reimbursement any recovery remains, the balance shall be paid such that GFA would get ***% and Brandeis ***% of the remainder.

9. The total charges against Brandeis’ royalties pursuant to paragraphs 5 and 7 hereof shall not exceed ***% of the royalties earned in any accounting period with the remainder, if any, being carried forward to be charged in subsequent accounting periods, subject to the proviso that the total charges against Brandeis’ royalties in any given accounting period (including charges for that period pursuant to paragraph 5 and/or 7) or any carry forward do not exceed ***% of the royalties earned in that accounting period.

10. GFA is considering a license arrangement with Ventura Foods, LLC that would involve the food service industry and would require ongoing support efforts by GFA involving

Certain portions hereof denoted with “[***]” have been omitted pursuant to a request for confidential treatment. An unredacted copy hereof has been filed separately with the United States Securities and Exchange Commission pursuant to a request for confidential treatment.

substantial time commitments by GFA personnel. The parties agree that Brandeis’ share of fees, royalties and other payments under Paragraph 4.1(b)(ii) the License Agreement shall be reduced to ***% for this sublicense to Ventura and similar sublicenses (active vs. passive) which require GFA to provide significant support services and time commitments. Brandeis share of passive sublicense income (such as Kraft’s license) will continue at ***% of royalty income. Brandeis’ share shall also remain at ***% for existing sublicenses.

11. Except as expressly modified in this Second Addendum, the License Agreement and First Addendum shall continue in full force and effect.

12. In order to clarify without changing its intended meaning, Article XI - Assignment is rewritten to read as follows:

ARTICLE XI — ASSIGNMENT

LICENSEE may assign or otherwise transfer this Agreement and the license granted hereby and the rights acquired hereunder without the prior written approval of BRANDEIS if such assignment or transfer shall be accompanied by a sale or other transfer of LICENSEE’s business, or by a sale or other transfer of all of the assets of LICENSEE’S business unit relating to the LICENSED PRODUCT(S), including product formulations, brand names, receivables and inventory. Any other assignment or transfer shall require prior written approval of BRANDEIS, which approval shall not be unreasonably withheld. LICENSEE shall give BRANDEIS thirty (30) days prior notice of such assignment and transfer requiring BRANDEIS’ approval, and if BRANDEIS raises no objection to such assignment or transfer in writing within said thirty (30) days, then BRANDEIS shall be deemed to have approved such assignment or transfer; however, BRANDEIS shall not be deemed to have approved such assignment and transfer unless such assignee or transferee shall have first agreed in a written statement to LICENSEE and BRANDEIS to be bound by the terms and conditions of this Agreement. Upon such agreement in writing by such assignee or transferee, and such assignment or transfer, the term LICENSEE as used herein shall include such assignee or transferee. If LICENSEE assigns or otherwise transfers this Agreement, and the transferee shall not have agreed in writing to be bound by the terms and conditions of this Agreement, then this Agreement shall be terminable at will at the option of BRANDEIS.

BRANDEIS’s right to assign or otherwise transfer this Agreement is subject to the same terms and conditions as those imposed on LICENSEE.

for BRANDEIS UNIVERSITY		for GFA BRANDS, INC.

By:	/s/ Marty Wyngaarden Krauss	By:	/s/ Robert M. Harris
Title:	Provost	Title:	CEO
Date:	April 18, 2006	Date:	April 25, 2006